RESCISSION OF LICENSING AGREEMENT

This Agreement of mutual rescission of a contract made and entered into this 30th day of January 2006, by and between On4 Communications Inc., a federally incorporated Canadian company ("On4") and Cimbix Corp., a Nevada Corporation ("Cimbix").

Section 1.0	MUTUAL RESCISSION OF CONTRACT

The parties hereby mutually acknowledge and agree that:
(i)	On June 16, 2005, the parties entered into a contract, which is attached and marked Exhibit A.
(ii)	The parties to that contract and to this agreement of mutual rescission wish to rescind that contract.
(iii)	Upon the signing of this agreement, Cimbix agrees to change the name of their wholly owned subsidiary from PetsMobility Inc. to PetsMo Inc. and will do so within 7 business days of signing this agreement.

Therefore, in consideration of the mutual covenants of the parties, the parties hereby rescind the aforementioned contract effective as of this day first written above. This agreement of mutual rescission shall be binding upon the parties, their successors, assigns and personal representatives. Neither party shall have any further rights, duties or obligations there under.

Section 2.0	MUTUAL COVENANT NOT TO SUE

The parties so named above, for good and valuable consideration received, do hereby covenant that either aforementioned party shall not commence or maintain any suit thereon against said party whether at law or in equity as a result of the rescission of said Licensing Agreement.

This covenant shall be binding upon, and inure to, the benefit of the parties, their successors, assigns, executors, administrators, personal representatives and heirs.

Section 3.0	MUTUAL RELEASE

The parties so named above, for good and valuable consideration received, do hereby covenant that either aforementioned party do hereby release, cancel, forgive and forever discharge each other from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or shall arise by reason of the Indebtedness and/or the guaranty of payment of the Indebtedness as designated and described in the Agreement from the first day of the world, including this day and each day hereafter, and does specifically waive any claim or right to assert any cause of action or alleged case of action or claim or demand which has, through oversight or error intentionally or unintentionally or through a mutual mistake, been omitted from this Release.

Section 4.0	BINDING OF COVENANTS

The aforementioned parties hereby acknowledge and covenant, that all terms and conditions in this agreement shall be binding upon, and inure to, the benefit of the parties, predecessors, parent corporations, holding companies, subsidiaries, affiliates, divisions,

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and all of their officers, directors and employees, successors and assigns, executors, administrators, personal representatives and heirs.

This agreement shall be enforced under the laws of Nevada as entered into this 30th day of January, 2006. This is the entire agreement.

On4 Communications Inc.                        Cimbix Corporation

/s/ Cameron Robb                               /s/ Robert Rosner
______________________________                ________________________________
Authorized Signature		              Authorized Signature
Cameron Robb - President		      Robert Rosner - President